Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SL INDUSTRIES, INC.
______________________________

Pursuant to Sections 242 and 245 of the Delaware General Corporation Law

SL Industries, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”);

DOES HEREBY CERTIFY:

1.	The name of the Corporation is: SL Industries, Inc.

2.	The Corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on March 20, 2013.

3.
That the Amended and Restated Certificate of Incorporation of the Corporation, which amends and restates the Corporation’s original Certificate of Incorporation in its entirety, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, by the board of directors and stockholders of the Corporation.

4.	The original Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety, as set forth on Exhibit A, attached hereto.

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IN WITNESS WHEREOF, said corporation has caused this Amended and Restated Certificate of Incorporation to be executed by an authorized officer of the Corporation, this 3rd day of June, 2013.

SL INDUSTRIES, INC.

By	/s/William T. Fejes
Name:	William T. Fejes
Title:	President

Exhibit A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SL INDUSTRIES, INC.

FIRST.                     Name.  The name of the corporation is SL INDUSTRIES, INC. (hereinafter referred to as the “Corporation”).

SECOND.                Registered Office and Agent.  The location of the Corporation’s current registered office in the State of Delaware is 615 South DuPont Highway, Dover, DE 19901, County of Kent and the name of the current registered agent thereon and in charge thereof, upon whom process against this Corporation may be served, is National Corporate Research, Ltd.

THIRD.                   Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH.               Authorized Shares.

4.1           The total number of shares of all classes of stock which the Corporation shall be authorized to issue is thirty-one million (31,000,000) shares, consisting of: (a) six million (6,000,000) shares of Preferred Stock, without par value (herein called “Preferred Stock”) and (b), twenty-five million (25,000,000) shares of Common Stock, of the par value of twenty cents ($0.20) per share (herein called “Common Stock”).

4.2           Preferred Stock.

a.           The Preferred Stock may be issued in one or more series.  The designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock of each series shall be such as are stated and expressed herein and, to the extent not stated and expressed herein, shall be such as may be fixed by the Board of Directors (authority so to do being hereby expressly granted) and stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of such series. Such resolution or resolutions shall (a) specify the series to which such Preferred Stock shall belong, (b) state whether a dividend shall be payable in cash, stock or otherwise, whether such dividends shall be cumulative or noncumulative and whether the Preferred Stock of such series shall rank on a parity with or junior to other series of Preferred Stock as to dividends, and fix the dividend rate therefor (or the manner of computing the rate of such dividends thereon), (c) fix the amount which the holders of the Preferred Stock of such series shall be entitled to be paid in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, (d) state whether or not the Preferred Stock of such series shall be redeemable and at what times and under what conditions and the amount or amounts payable thereon in the event of redemption; and may, in a manner not inconsistent with the provisions of this Article Fourth, (i) limit the number of shares of such series which may be issued, (ii) provide for a sinking fund for the purchase or redemption, or a purchase fund for the purchase, of shares of such series and the terms and provisions governing the operation of any such fund and the status as to reissuance of shares of Preferred Stock purchased or otherwise reacquired or redeemed or retired through the operation thereof, and that so long as the Corporation is in default as to such sinking or purchase fund the Corporation shall not (with such exceptions, if any, as may be provided) pay any dividends upon or purchase or redeem shares of capital stock ranking junior to the Preferred Stock with respect to dividends or distribution of assets upon liquidation (referred to in this Section 4.2 of Article Fourth as “stock ranking junior to the Preferred Stock”), (iii) grant voting rights to the holders of shares of such series in addition to those required by law, (iv) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issue of additional Preferred Stock or other capital stock ranking on a parity therewith or prior thereto with respect to dividends or distribution of assets upon liquidation, (v) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, stock ranking junior to the Preferred Stock, (vi) grant to the holders of the Preferred Stock of such series the right to convert such stock into other securities, and (vii) grant such other special rights to the holders of shares of such series as the Board of Directors may determine and as shall not be inconsistent with the provisions of this Article Fourth. The term “fixed for such series” and similar terms as used in this Section 4.2 shall mean stated and expressed herein or in a resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of the series referred to therein.

b.           In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, then, before any distribution or payment shall be made to the holders of any class of stock of the Corporation ranking junior to the Preferred Stock, the holders of the Preferred Stock of the respective series shall be entitled to be paid in full the respective amounts fixed for such series.  After such payment shall have been made in full to the holders of the Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the stocks of the Corporation ranking junior to the Preferred Stock according to their respective rights.  In the event that the assets of the Corporation available for distribution to the holders of Preferred Stock shall not be sufficient to make the payment herein required to be made in full, such assets shall be distributed to the holders of the respective shares of Preferred Stock pro rata in proportion to the amounts payable hereunder upon each share thereof.

c.           Except as otherwise provided in any resolution of the Board of Directors providing for the issuance of any particular series of Preferred Stock, shares of Preferred Stock redeemed or otherwise acquired by the Corporation shall assume the status of authorized but unissued Preferred Stock and may thereafter, subject to the provisions of this Section 4.2 and of any restrictions contained in any resolution of the Board of Directors providing for the issue of any particular series of Preferred Stock, be reissued in the same manner as other authorized but unissued Preferred Stock.

4.3           Common Stock.

a.           All or any part of the authorized shares of Common Stock of the Corporation may be issued from time to time and for such consideration, not less than the par value thereof, as may be determined and fixed from time to time by the Board of Directors, as provided by law.

b.           Subject to the prior and superior rights of the Preferred Stock, and on the conditions set forth in the foregoing Section 4.2 or in any resolution of the Board of Directors providing for the issuance of any particular series of Preferred Stock, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

c.           Subject to the provisions of this Article Fourth, the holders of Common Stock shall be entitled to one vote for each share held at all meetings of the stockholders of the Corporation.

d.           After payment shall have been made in full to the holders of the Preferred Stock in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the remaining assets and funds of the Corporation shall be distributed among the holders of the Common Stock according to their respective shares.

4.4           General provisions. No stockholder shall be entitled as a matter of right to subscribe for or receive additional shares of any class of stock of the Corporation, whether now or hereafter authorized or any bonds, debentures or other securities convertible into stock, but such additional shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it shall deem advisable.

FIFTH.                     Directors’ Authority.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

(i)	To make, alter and amend the by-laws of the Corporation. The original bylaws of the Corporation shall be adopted by the incorporator.

(ii)	To fix and vary the amount of the working capital of the Corporation and to determine what, if any, dividends shall be declared and paid.

(iii)	To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

(iv)	To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner in which it was created.

(v)
By a resolution passed by a majority vote of the whole board, if so provided in the by-laws, to designate two or more of its number to constitute an executive committee, which committee shall exercise, as provided in said resolution or in the by-laws, the powers of the Board of Directors in the management of the business, affairs and property of the Corporation during the intervals between the meetings of the directors.

(vi)
To determine from time to time whether and, if allowed, under what conditions and regulations the accounts and books of the Corporation (other than the stock and transfer books), or any of them, shall be open to the inspection of the stockholders, and the stockholders’ rights in this respect are and shall be restricted and limited accordingly, subject to applicable law.

SIXTH.                    Director and Officer Liability and Indemnification.

6.1           The personal liability of the directors and officers of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL, and no director or officer of the Corporation shall be liable to the Corporation or its shareholders for damages for breach of any duty owed to the Corporation or its shareholders.

6.2           The Corporation shall indemnify any and all persons whom it shall have power to indemnify pursuant to the DGCL against any and all expenses, judgments, fines, amounts paid in settlement, and any other liabilities to the fullest extent permitted by such law and may, in the discretion of the Board of Directors, purchase and maintain insurance, at its expense, to protect itself and such persons against any such expense, judgment, fine, amount paid in settlement, or other liability asserted against and incurred by such persons, whether or not the Corporation would have the power to so indemnify such persons under the General Corporation Law of the State of Delaware.  The indemnification provided for herein shall not be deemed to limit the right of the Corporation to indemnify any other person or any such expenses to the full extent  permitted by law nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

6.3           No amendment to or repeal of this Article Sixth shall apply to or have any effect on the liability or alleged liability of any director or officer of this Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal, or any indemnification right of any person arising from any matter occurring prior to such amendment or repeal.

SEVENTH.              Opt-Out Of Restrictions on Business Combinations with Interested Stockholders.  The Corporation shall not be governed by or subject to Section 203 of the General Corporation Law of the State of Delaware.

EIGHTH.                 Related Transactions.  In the absence of fraud, no contract or other transaction between the Corporation and any other Corporation or any individual, association or firm shall be in any way affected or invalidated by the fact that any of the directors of the Corporation are interested in such other corporation, association or firm or personally interested in such contract or transaction; provided that such interest shall be fully disclosed or otherwise known to the Board of Directors at the meeting of said board at which such contract or transaction is authorized or confirmed; and provided further that at such meeting there is present a quorum of directors not so interested and that such contract or transaction shall be approved by a majority of such quorum. Any director of the Corporation may vote upon any contract or other transaction between this Corporation and any subsidiary or affiliated corporation without regard to the fact that he is also a director of such subsidiary or affiliated corporation.

NINTH.                   Books and Records.  The Corporation may have one or more offices within or outside the State of New Jersey at which the directors may hold their meetings and keep the books of the Corporation, but the Corporation shall always keep at its principal office a transfer book in which the transfers of stock can be made, entered and registered, and also a book containing the names and addresses of the stockholders and the number of shares held by them respectively, which shall be open at all times during the business hours to the examination of the stockholders. Elections of directors need not be by ballot unless the by-laws of the Corporation so provide.

TENTH.                  Amendment.  The Corporation reserves the right to amend, alter or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH.           Captions.  The captions contained in this certificate are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this certificate of incorporation.